UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 9, 2017

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

670 D Enterprise Drive Lewis Center, Ohio	43035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:(614) 505-6115

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2017, the Board of Directors (the “Board”) of Midwest Energy Emissions Corp. (the “Company”) adopted the Midwest Energy Emissions Corp. 2017 Equity Incentive Plan (the “2017 Plan”). The 2017 Plan provides for the grant of incentive stock options (subject to applicable stockholder approval), nonqualified stock options, restricted stock awards, stock appreciation rights, restricted share units, performance awards and other type of awards described therein. Eligible recipients under the 2017 plan include the Company’s officers, directors, employees and consultants of the Company or one of its subsidiaries.

The purpose of the 2017 Plan is to promote the success of the Company and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons. The maximum number of shares of common stock that may be issued under the 2017 Plan is 8,000,000. The 2017 Plan will be administered by the Board or one or more committees appointed by the Board (the “Administrator”). Any such committee shall be comprised solely of one or more directors or such number of directors as may be required by applicable law. The Board has appointed the Compensation Committee to administer the 2017 Plan.

The Administrator has full authority to determine who will receive awards and to determine the types of awards to be granted as well as the amounts, terms and conditions of any awards. Each award shall be evidenced by a written or electronic award agreement in the form approved by the Administrator and, if required by the Administrator, executed by the recipient of the award. Awards shall vest at such time or times and subject to such terms and conditions as shall be determined by the Administrator at the time of grant.

Stock options to be granted under the 2017 Plan may be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code (subject to prior stockholder approval of the 2017 Plan) or a nonqualified stock option which is not intended to qualify as an incentive stock option. The award agreement for a stock option will indicate if the stock option is intended as an incentive stock option; otherwise it will be deemed to be a nonqualified stock option. To qualify as an incentive stock option, a stock option must meet certain requirements set forth in the Internal Revenue Code. The per share exercise price of a stock option granted under the 2017 Plan shall not be less than 100% of the Fair Market Value (as defined in the 2017 Plan) of a share of common stock on the date the stock option is granted, except that with respect to an incentive stock option granted to a person who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price may not be less than 110% of the Fair Market Value of the Company’s common stock on the date of grant.

In the event of a stock dividend, stock split or other change in our capital structure, the Administrator will make appropriate adjustments to the number and type of shares of stock that thereafter may be made subject of awards including the number of shares provided for in the 2017 Plan, and will also make appropriate adjustments to the number, amount and types of shares of stock subject to any or all outstanding awards, any exercise prices relating to outstanding awards and any other provisions of awards affected by the change.

The 2017 Plan provides that it became effective on February 9, 2017. Unless earlier terminated by the Board, the 2017 Plan shall terminate at the close of business on February 9, 2027. After the termination of the 2017 Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under the 2017 Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards in accordance with the terms of the 2017 Plan) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the 2017 Plan.

To the extent required by applicable law or any applicable stock exchange or required under Sections 162, 422 or 424 of the Internal Revenue Code to preserve the intended tax consequences of the 2017 Plan, or deemed necessary or advisable by the Board, the 2017 Plan and any amendment to the 2017 Plan shall be subject to stockholder approval. It is anticipated that the Company will seek such stockholder approval of the 2017 Plan.

A copy of the 2017 Plan is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference herein. The foregoing summary of certain provisions of the 2017 Plan does not purport to be complete and is qualified in its entirety by reference to the actual document.

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Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Midwest Energy Emissions Corp. 2017 Equity Incentive Plan

_______

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: February 14, 2017	By:	/s/ Richard H. Gross
Richard H. Gross
Chief Financial Officer

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